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BANKILLINOIS
100 West University Avenue
Champaign, Illinois 61820
Telephone: (800) 500-9891

         MAIN STREET TRUST, INC.
Offer to Purchase for Cash Up To
1,400,000 Shares of Its Common Stock

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.
EASTERN TIME, ON SEPTEMBER 15, 2003, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        Main Street Trust, Inc., an Illinois corporation ("Main Street Trust"), has appointed us to act as Information Agent in connection with its Offer to Purchase for cash up to 1,400,000 shares of its common stock, $0.01 par value per share (the "Shares"), at a price of $30.00 per Share, upon the terms and subject to the conditions set forth in Main Street Trust's Offer to Purchase, dated August 11, 2003, and in the related Letter of Transmittal, which together constitute the "Offer."

        All Shares validly tendered and not withdrawn on or prior to the expiration date, as defined in Section 1 of the Offer to Purchase, will be purchased at the purchase price, subject to the terms and conditions of the Offer, including the proration and conditional tender provisions. See Sections 1 and 6 of the Offer to Purchase.

        As described in the Offer to Purchase, if more than 1,400,000 Shares have been validly tendered and not withdrawn, Main Street Trust will purchase validly tendered (and not withdrawn) Shares in the following order of priority:

  •
  First, Main Street Trust will purchase Shares from all holders of "odd lots" of less than 100 shares who have properly tendered all of their Shares prior to the Expiration Date and completed the "Odd Lots" box in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

  •
  Second, subject to the conditional tender provisions in Section 6 of the Offer to Purchase, Main Street Trust will purchase Shares from all other shareholders who properly tender their shares, on a pro rata basis, if necessary; and

  •
  Finally, if necessary to permit Main Street Trust to purchase 1,400,000 Shares, Shares conditionally tendered (for which the condition was not initially satisfied) and not withdrawn prior to the Expiration Date, will be selected for purchase by random lot in accordance with Section 6 of the Offer to Purchase; provided that, to be eligible for purchase by random lot, all Shares owned by the tendering shareholder must have been properly tendered and the appropriate box must have been checked in the "Conditional Tenders" box in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED PURSUANT TO THE OFFER. SEE SECTION 7 OF THE OFFER TO PURCHASE.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name (or in the name of your nominee), we are enclosing the following documents:

  1.
  The Offer to Purchase;

  2.
  A Letter to Clients, which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the client's instructions with regard to the Offer;

  3.
  The Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

  4.
  A letter to Main Street Trust's shareholders from the President and Chief Executive Officer of Main Street Trust;

  5.
  A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the depositary by the expiration date;

  6.
  A Question and Answer Brochure for your use and for the information of your clients; and

  7.
  A return envelope addressed to BankIllinois, as depositary.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON SEPTEMBER 15, 2003, UNLESS THE OFFER IS EXTENDED.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer other than the fee paid to the financial advisor as described in the Offer to Purchase. Main Street Trust will, upon written request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials related to the offer to their customers. Main Street Trust will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the offer, except as otherwise provided in the Offer to Purchase and Instruction 6 of the Letter of Transmittal.

        In order to take advantage of the Offer, a shareholder must do either (1) or (2) below before the Offer expires:

  (1)
  A duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  (2)
  The guaranteed delivery procedure set forth in Section 2 of the Offer to Purchase must be complied with.

        Any inquiries you may have with respect to the Offer should be addressed to us as Information Agent at the address and telephone number set forth above and on the back cover page of the Offer to Purchase.

        Additional copies of the enclosed material may be obtained from us by calling (800) 500-9891.

                      Very truly yours,

                      BankIllinois

Enclosures

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF MAIN STREET TRUST OR ANY OF ITS AFFILIATES, THE FINANCIAL ADVISOR, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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BANKILLINOIS 100 West University Avenue Champaign, Illinois 61820 Telephone: (800) 500-9891